Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Robert McPherson Sr. Vice President, CFO Metals USA, Inc. 713-965-0990

METALS USA REPORTS THIRD QUARTER 2006 RESULTS

October 31, 2006 – HOUSTON, TEXAS – Metals USA, Inc., a wholly owned subsidiary of Metals USA Holdings Corp. through its wholly-owned subsidiary Flag Intermediate Holdings Corporation, today announced its third quarter 2006 operating results. Sales revenues of $478 million exceeded prior year sales of $396 million as volumes climbed by almost 6% in the metal service center segments. On a sequential basis, sales revenues increased by $20 million when compared to second quarter 2006 sales revenue of $458 million. Operating income during the quarter was $43 million, significantly higher than the $20 million recorded during the third quarter 2005.

Lourenco Goncalves, Chairman, President and C.E.O. of Metals USA commented: “Metals USA had a very solid third quarter as demand for metal products continues to be strong. I have confidence regarding our fourth quarter performance and do not see any reason to modify our current behavior in the market. Our superior profitability is based on building long-term relationships and providing our customers with high quality service and value-added processing. Going forward, we will continue to execute according to our proven, successful three prong strategy – organic growth, acquisitions, and deleveraging.”

Adjusted EBITDA (as defined and calculated in the attached table), a non-GAAP financial measure used by Metals USA and its creditors to monitor the performance of the business, was $48 million for the third quarter, or $6 million better than second quarter 2006 Adjusted EBITDA of $42 million, and $27 million higher than third quarter 2005. The Company recognized $5 million in depreciation and amortization expenses during the quarter. Interest expense for the third quarter 2006 was $15 million. Operating income, the GAAP measure that we believe is most comparable to Adjusted EBITDA, for the third quarter of 2006 was $43 million.

The Company had $328 million drawn under its ABL credit facility at quarter-end, with excess availability of $96 million. Total debt of $609 million at September 30, 2006 was $136 million higher than at December 31, 2005 primarily due to a $25 million dividend payment, $46 million in cash paid for the acquisitions of Port City Metal Services and Dura-Loc Roofing Systems, and a net change in working capital as the unit value of both materials purchased and product sold increased. Capital expenditures during the first nine months of 2006 were $11 million. Changes in net working capital for the nine months ended September 30, 2006, net of the effect of acquisitions, consisted primarily of a $54 million increase in accounts receivable and a $92 million increase in inventories, partially offset by a $30 million increase in payables.

Metals USA has scheduled a conference call for Tuesday, October 31, 2006 at 11:00 a.m. Eastern Standard Time. Anyone interested in hearing the call live may gain access via the Company’s website. A replay of the call will be available approximately two hours after the live broadcast ends and will be available until approximately November 30, 2006. To access the replay, dial (888) 203-1112 and enter the pass code 7886724.

Metals USA provides a wide range of products and services in the heavy carbon steel, flat-rolled steel, non-ferrous metals, and building products markets. In its Building Products Division, Metals USA is the largest manufacturer of patio products and roofing products in North America, primarily serving the home remodeling industry. For more information, visit the Company’s website at www.metalsusa.com. The information contained in this release is limited and the Company encourages interested parties to read the Company’s Prospectus to our Registration Statement on Form S-4, as amended, dated August 4, 2006, and historic Form 10-K and 10-Qs which are on file with the Securities and Exchange Commission for more complete historical information about the Company. Additionally, copies of the Company’s filings with the Securities and Exchange Commission together with press releases and other information investors may find of benefit can be found at the Company’s website at www.metalsusa.com under “Investor Relations”.

This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company’s control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those disclosed in the Company’s historic periodic filings with the Securities and Exchange Commission.

-Tables follow-

Metals USA, Inc.

Unaudited Consolidated Statements of Operations

(In millions)

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2006	2005	2006	2006	2005
	Successor Company	Predecessor Company	Successor Company	Successor Company	Predecessor Company
Revenues:
Net sales	$477.6	$396.1	$458.2	$1,365.4	$1,250.5

Operating cost and expenses:
Cost of sales (exclusive of operating and delivery, and depreciation and amortization shown below)	354.2	311.5	343.4	1,038.6	981.9
Operating and delivery	46.0	38.1	43.5	131.2	113.8
Selling, general and administrative	29.9	25.6	30.1	87.2	74.6
Depreciation and amortization	4.6	0.9	4.6	13.4	2.5

Operating income	42.9	20.0	36.6	95.0	77.7
Other (income) expense:
Interest expense	14.7	2.4	12.9	39.6	8.8
Other (income) expense, net	(0.3)	—	(0.1)	(0.5)	(0.2)

Income before income taxes	28.5	17.6	23.8	55.9	69.1
Provision for income taxes	11.2	6.4	9.9	22.6	26.3

Net income	$17.3	$11.2	$13.9	$33.3	$42.8

Metals USA, Inc.

Unaudited Consolidated Condensed Balance Sheets

(In millions)

	September 30, 2006	December 31, 2005
Assets
Current assets:
Cash	$11.8	$11.3
Accounts receivable, net of allowance of $8.7, and $7.8 respectively	230.7	172.9
Inventories	448.3	350.7
Deferred tax asset	16.2	8.3
Prepaid expenses and other	12.6	25.2

Total current assets	719.6	568.4
Property and equipment, net	192.8	171.6
Goodwill, net	39.6	15.8
Other assets, net	33.7	39.5

Total assets	$985.7	$795.3

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	$91.9	$68.2
Accrued liabilities	61.7	46.3
Current portion of long-term debt	0.6	0.6

Total current liabilities	154.2	115.1
Long-term debt, less current portion	608.6	472.9
Deferred income tax liability	60.0	60.0
Other long-term liabilities	21.1	15.3

Total liabilities	843.9	663.3

Commitments and contingencies Stockholder’s equity:
Common stock, $.01 par value, 100 shares authorized, issued and outstanding at September 30, 2006 and December 31, 2005	—	—
Additional paid-in capital	117.8	134.0
Retained earnings	24.0	(2.0)

Total stockholder’s equity	141.8	132.0

Total liabilities and stockholder’s equity	$985.7	$795.3

Metals USA, Inc.

Unaudited Consolidated Condensed Statements of Cash Flows

(In millions)

	Nine Months Ended September 30,
	2006	2005
	Successor Company	Predecessor Company
Cash flows from operating activities:
Net income	$33.3	$42.8
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Provision for bad debts, net of recoveries	3.8	2.4
Adjustment to Predecessor Company tax attribute valuation allowance	—	2.4
Depreciation and amortization	14.2	2.8
Amortization of deferred financing costs	1.9	—
Deferred income taxes	(8.7)	—
Non-cash stock-based compensation	1.5	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(53.7)	(21.5)
Inventories	(92.2)	121.4
Prepaid expenses and other	12.8	2.4
Accounts payable and accrued liabilities	29.8	(1.2)
Income taxes payable	6.2	(0.6)
Other operating	(0.1)	0.2

Net cash provided by (used in) operating activities	(51.2)	151.1

Cash flows from investing activities:
Sale of assets	—	0.1
Purchase of assets	(11.1)	(13.3)
Acquisition costs, net of cash acquired	(45.7)	—

Net cash used in investing activities	(56.8)	(13.2)

Cash flows from financing activities:
Net borrowings (repayments) on credit facility	136.1	(127.8)
Repayments of other long-term debt	(0.4)	(10.3)
Deferred financing costs and other	(2.2)	(0.1)
Dividends paid	(25.0)	—
Issuance of common stock	—	0.1

Net cash provided by (used in) financing activities	108.5	(138.1)

Net increase (decrease) in cash	0.5	(0.2)
Cash, beginning of period	11.3	12.6

Cash, end of period	$11.8	$12.4

Metals USA, Inc.

Unaudited Supplemental Segment and Non GAAP Information

(In millions, except shipments)

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2006	2005	2006	2006	2005
	Successor Company	Predecessor Company	Successor Company	Successor Company	Predecessor Company
Segment:

Flat Rolled and Non-Ferrous:
Net sales	$202.7	$182.3	$189.6	$583.8	$600.4
Operating Income	$15.9	$6.2	$10.6	$32.7	$28.0
Depreciation and amortization	$0.9	$0.1	$1.0	$2.8	$0.3
EBITDA (1)	$16.8	$6.3	$11.6	$35.5	$28.3
Adjusted EBITDA (2)	$16.8	$6.3	$11.6	$38.7	$28.3
Shipments (3)	165	173	174	525	554

Plates and Shapes:
Net sales	$228.4	$167.8	$219.7	$646.5	$516.1
Operating Income	$30.7	$14.2	$27.1	$75.0	$50.2
Depreciation and amortization	$1.5	$0.4	$1.4	$4.0	$1.2
EBITDA (1)	$32.2	$14.6	$28.5	$79.0	$51.4
Adjusted EBITDA (2)	$32.2	$14.6	$28.5	$83.3	$51.4
Shipments (3)	216	189	221	642	553

Building Products:
Net sales	$50.7	$51.3	$54.0	$150.2	$150.4
Operating Income	$3.9	$5.4	$6.7	$10.2	$15.4
Depreciation and amortization (5)	$0.4	$0.2	$0.2	$0.9	$0.4
EBITDA (1)	$4.3	$5.6	$6.9	$11.0	$15.8
Adjusted EBITDA (2)	$4.3	$5.6	$6.9	$14.3	$15.8
Shipments (3)	—	—	—	—	—

Corporate and other
Net sales	$(4.2)	$(5.3)	$(5.1)	$(15.1)	$(16.4)
Operating Income (loss)	$(7.6)	$(5.8)	$(7.8)	$(22.9)	$(15.9)
Depreciation and amortization	$2.2	$0.3	$2.2	$6.5	$0.9
EBITDA (1)	$(5.4)	$(5.5)	$(5.6)	$(16.3)	$(15.0)
Adjusted EBITDA (2)	$(4.8)	$(5.5)	$(5.0)	$(14.4)	$(15.0)
Shipments (3) (4)	(4)	(6)	(5)	(15)	(18)

Consolidated
Net sales	$477.6	$396.1	$458.2	$1,365.4	$1,250.5
Operating Income	$42.9	$20.0	$36.6	$95.0	$77.7
Depreciation and amortization (5)	$5.0	$1.0	$4.8	$14.2	$2.8
EBITDA (1)	$47.9	$21.0	$41.4	$109.2	$80.5
Adjusted EBITDA (2)	$48.5	$21.0	$42.0	$121.9	$80.5
Shipments (3)	377	356	390	1,152	1,089

(1)	EBITDA is the summation of Operating Income and Depreciation and Amortization. We believe that EBITDA is commonly used as a measure of performance for companies in our industry and is frequently used by analysts, investors, lenders and other interested parties to evaluate a company's financial performance and its ability to incur and service debt. EBITDA should not be considered as a measure of financial performance under accounting principles generally accepted in the United States. The items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of operating performance or as a measure of liquidity.

(2)	Adjusted EBITDA, as contemplated by our credit documents, is used by our lenders for debt covenant compliance purposes. Adjusted EBITDA is EBITDA adjusted to eliminate management fees to related parties, one-time, non-recurring charges related to the use of purchase accounting, and other non-cash income or expenses, which are more particularly defined in our credit documents and the indenture governing the notes. Amounts for year-to-date periods may not equal the sum of the individual quarters due to rounding.

(3)	Unaudited and is expressed in thousands of tons. Not a meaningful measure for Building Products.

(4)	Negative net sales and shipment information represent the elimination of intercompany transactions.

(5)	Includes depreciation expense recorded in cost of sales.

EBITDA and Adjusted EBITDA Non-GAAP Reconciliations and Explanations

EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization and is used by management, together with Adjusted EBITDA, as a measure for certain performance-based bonus plans. Adjusted EBITDA, as contemplated by our credit documents, is used by our lenders for debt covenant compliance purposes. Adjusted EBITDA is EBITDA adjusted to eliminate management fees to related parties, one-time, non-recurring charges related to the use of purchase accounting, and other non-cash income or expenses, which are more particularly defined in our credit documents and the indenture governing the notes. Our credit documents and the indenture governing the notes require us to meet or exceed specified minimum financial measures before we will be permitted to consummate certain acts, such as complete acquisitions, declare or pay dividends and incur additional indebtedness, and one of the more significant measures contained in our credit documents and the indenture governing the notes is Adjusted EBITDA.

We believe that EBITDA and Adjusted EBITDA are useful to investors because the measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles which we refer to as “GAAP,” and should not be viewed in isolation and do not purport to be an alternative to net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. There are material limitations associated with making the adjustments to our earnings to calculate EBITDA and Adjusted EBITDA and using these non-GAAP financial measures as compared to the most directly comparable U.S. GAAP financial measures. For instance, EBITDA and Adjusted EBITDA do not include:

*	interest expense, and because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue;

*	depreciation and amortization expense, and because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue; and

*	tax expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate.

Additionally, neither EBITDA nor Adjusted EBITDA are intended to be a measure of free cash flow for management’s discretionary use, as neither considers certain cash requirements such as capital expenditures, contractual commitments, interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures for other companies.

Below is a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA. Amounts for year-to-date periods may not equal the sum of the individual quarters due to rounding.

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2006	2005	2006	2006	2005
	Successor Company	Predecessor Company	Successor Company	Successor Company	Predecessor Company
Operating Income	$42.9	$20.0	$36.6	$95.0	$77.7
Depreciation and amortization	5.0	1.0	4.8	14.2	2.8

EBITDA	47.9	21.0	41.4	109.2	80.5
Indenture defined adjustments to EBITDA:
Inventory purchase adjustments	—	—	—	10.8	—
Stock options and grant expense	0.3	—	0.3	1.0	—
Management fees and other costs	0.3	—	0.3	0.9	—

Adjusted EBITDA	$48.5	$21.0	$42.0	$121.9	$80.5